Exhibit 14.2 – Whistleblower Protection Policy

LUCAS ENERGY, INC.
WHISTLEBLOWER PROTECTION POLICY

I.  INTRODUCTION

Lucas Energy, Inc. (the “Company”) is committed to providing a workplace that is conducive to open discussion of its business practices.  It is Company policy to comply with all applicable laws, including laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting of information regarding, or their participating in, investigations involving alleged corporate fraud or other alleged violations of federal or state laws by the Company, its officers and directors, or other Persons.

To promote compliance with all applicable laws, rules and regulations, the Board of Directors adopted its Code of Ethics (the “Code”) that reiterates the standards of conduct and ethical behavior that the Company expects of its directors, officers, employees, contractors, consultants and agents
(collectively,  “Persons”  and  individually,  a  “Person”).  The  Board  of  Directors  has  adopted  this
Whistleblower Protection Policy (the “Policy”) to emphasis its commitment to compliance with the highest ethical standards, and to adhere with rules and regulations promulgated pursuant to the
Sarbanes Oxley Act of 2002

II.  WHISTLEBLOWER PROTECTION POLICY

Federal laws prohibit retaliatory action by public companies against their employees who take certain lawful actions when they suspect wrongdoing on the part of their employer.  In furtherance of the Company’s obligations under federal law, neither the Company nor any of its directors, officers, employees, contractors, consultants or agents, may discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an employee because of any lawful act done by the employee to:

a) Provide information to or otherwise assist in an investigation by a federal regulatory or law enforcement agency, any member of Congress or committee of Congress, or any person with supervisory authority over the employee (or such other person working for the Company who has the authority to investigate, discover or terminate an employee), where such information or investigation  relates  to  any  conduct  that  the  employee  reasonably  believes  constitutes  a violation of federal mail fraud, wire fraud, bank fraud or securities fraud laws, any SEC rule or regulation, or any other federal law relating to fraud against shareholders; or

b) File, testify, participate in, or otherwise assist in a proceeding relating to alleged violations of any of the federal fraud or securities laws described in (a) above.

III.  COMPLIANCE PROCEDURES

A.  Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board of Directors or a committee thereof, or, in the case of accounting, internal accounting controls or auditing matters, the Audit
Committee,  shall  take  reasonable  steps  from  time  to  time  to;  (i)  monitor  compliance  with  the
Company’s  adopted  Code  of  Ethics,  including  the  establishment  of  monitoring  systems  that  are reasonably  designed  to  investigate  and  detect  conduct  in  violation  of  the  Code;  and  (ii)  when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code may include, but are not limited to, oral or written reprimands, warnings, counseling, probation or suspension with or without pay, demotions, reduction in salary, restitution, and termination of employment or service to the Company.

Management of the Company shall periodically report to the Board of Directors or a committee thereof  on  these  compliance  efforts  including,  without  limitation,  periodic  reporting  of  alleged violations of the Code of Ethics and the actions taken with respect to any such violation.

B. Reporting Illegal or Unethical Behavior

Persons are required to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the
Company’s business or occurring on the Company’s property.  If any Person believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code of Ethics, he or she is obligated to bring the matter to the attention of the Company.

The  best  starting  point  for  a  Person  seeking  advice  on  ethics related  issues  or  reporting potential violations of the Code will  usually be  his or her  immediate supervisor.  However, if the conduct in question involves his or her supervisor, if the Person has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the Person does not feel that he or she can discuss the matter with his or her immediate supervisor, the Person should raise the matter, confidentially, to the Board of Directors.

C. Submitting Concerns About Accounting, Internal Controls or Auditing Matters

The Company is committed to achieving compliance with all applicable laws and regulations, including those relating to accounting standards and audit practices.  The Company’s Audit Committee is responsible for overseeing treatment of complaints regarding these matters.  In order to facilitate the reporting of suspected accounting and audit related violations by Persons, the Audit Committee has established the following procedures for the confidential and/or anonymous submission of concerns regarding questionable accounting and auditing matters.

 If a Person is not sure if the matter he or she is concerned about relates to accounting or auditing matters, the Person should ask his or her immediate supervisor, or contact the Board of
Directors and report such concerns in writing to the Audit Committee at the following address:

Lucas Energy, Inc.
Attn: Board of Directors – Audit Committee
6800 West Loop South, Suite 415
Bellaire, Texas 77401

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Any information submitted by a Person will be treated in a confidential manner, except to the extent necessary:  (i)  to  conduct  a  complete  and  fair  investigation; or  (ii)  for  review  of  Company operations by the Company’s Board of Directors, its Audit Committee or the Company’s independent public accountants and the Company’s counsel.  However, if a Person wishes to remain anonymous, it is not necessary for the Person to give his or her name or position in any notification.  Whether a Person identifies himself or herself or not, and in order that a proper investigation can be conducted, please give as much information as you can, sufficient to do a proper investigation, including where and when the incident occurred, names and titles of the individuals involved and as much other detail as you can provide.

D. Policy Against Retaliation

The Company will not permit any negative or adverse actions to be taken against any Persons who in good faith report a possible violation of the Code of Ethics, including any concerns regarding questionable accounting or auditing matters, even if the report is mistaken, or against any Person who assists in the investigation of a reported violation.  Any act of alleged retaliation should be reported immediately and will be promptly investigated.

Retaliation in any form will not be tolerated by the Company.   Disciplinary measures for any
acts of retaliation may include, but are not limited to, oral or written reprimands, warnings, counseling, probation  or  suspension  with  or  without  pay,  demotions,  reduction  in  salary,  restitution  and termination of employment or service with the Company.

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